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              [JOHNSON, BLAKELY, POPE, BOKOR, RUPPEL & BURNS, P.A.
                        ATTORNEYS AND COUNSELLORS AT LAW
                                  LETTERHEAD]

FILE NO. 19371.94919
March 14, 1996


Medical Technology Systems, Inc.
12920 Automobile Boulevard
Clearwater, FL 34622

Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 2,000,000 shares (the "Shares") $.01 par value per Share of the Common Stock of Medical Technology Systems, Inc., (the "Company") for delivery under the Company's Stock Purchase Plan (the "Plan").

     We have acted as counsel for the Company in connection with the above described Registration Statement and as such counsel have made an examination of such of the Company's documents, records, certificates, papers and legal matters as we deem necessary to form the basis for our opinion expressed herein. Based on the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and, as of the date of this opinion,

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is validly existing as a corporation in good standing under the laws of the
State of Delaware.

     2. The Shares have been duly authorized and, upon issuance in accordance with the Plan, will be legally issued, fully-paid and non-assessable under the laws of the State of Delaware (the state of incorporation of the Company).

     We consent to the use of our name in the Registration Statement, and to the filing of this opinion and consent as an exhibit to the Registration Statement.

                                   Very truly yours,


                                   /s/ MICHAEL T. CRONIN
                                   Michael T. Cronin